GRAND TOYS INTERNATIONAL, INC.
1710 Route Transcanadienne
Dorval, Quebec, H9P 1H7
Canada

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 22, 1997


To the Shareholders:

The Annual Meeting of the Shareholders of Grand Toys International, Inc. (the "Company") will be held at the offices of the Company, 1710 Route
Transcanadienne, Dorval, Quebec, Canada, on Thursday, May 22, 1997, at 11:00a.m. (Montreal time), for the following purposes:

1. To elect directors to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and shall qualify (Proposal 1);

2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of KPMG as independent certified public accountants for the Company for the 1997 fiscal year (Proposal 2); and

3. To transact such other business as may properly be brought before the Meeting or any adjournment.

Shareholders of record at the close of business on April 10, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are invited to attend the Meeting. It is desired that as many Shareholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to date and sign the enclosed proxy and return it promptly to the Company, in the accompanying envelope which requires no postage if mailed in the United States, in order that your vote can be recorded. This may save the Company the expense of further proxy solicitation.

YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

By order of the Board of Directors,



RON GOLDENBERG
Secretary

Dated:  Dorval, Quebec, Canada
April 22, 1997

GRAND TOYS INTERNATIONAL, INC.


PROXY STATEMENT



This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Grand Toys International, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, May 22, 1997 at 11:00 a.m. (Montreal time) at the principal offices of the Company, 1710 Route Transcanadienne, Dorval, Quebec, CANADA. All properly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting.
Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person.

References to the Company in this Proxy Statement also include Grand Toys (U.S.) Ltd. ("Grand U.S."), a holding company and a subsidiary of the Company, and Grand Toys Ltd., a Canadian operating company and a subsidiary of Grand U.S. ("Grand Canada").

The Board of Directors does not intend to present at the Meeting any matters other than those set forth in this Proxy Statement, nor does the Board of Directors know of any other matters that may come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment.

As of April 10, 1997, the record date for determination of shareholders entitled to notice of and to vote at the Meeting, there were 7,887,986 shares of the Common Stock of the Company (the "Common Stock") outstanding which is the only outstanding class of voting securities outstanding as of the record date. Each outstanding share is entitled to one vote on all matters that may come before the Meeting. The Company expects to mail this Proxy Statement together with a proxy, the Notice of Annual Meeting, and the Company's Annual Report to its shareholders on or about April 22, 1997.

Any shareholder giving a proxy may revoke it any time prior to its use at the Meeting by giving written notice of revocation to the Secretary of the Company; mere attendance at the Meeting without such notice will not revoke the proxy. Properly executed proxies will be voted in the manner directed by a shareholder and, if no direction is made, will be voted in favor of the election of the management nominees for election as directors and in favor of Proposal 2. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the Meeting and a broker non-vote will not be counted as a vote "for" or

"against" the matter in question, but will be counted for purposes of determining the presence or absence of a quorum.

The Company's Bylaws provide that shareholders holding a majority of the shares of Common stock issued and outstanding and entitled to vote thereon shall constitute a quorum at meetings of shareholders. The affirmative vote of a majority of the votes of Common stock voting together as a single class present in person or represented by proxy at the Meeting is necessary for the election of directors and approval of Proposal 2.

Only shareholders of record at the close of business on April 10, 1997 will be entitled to vote at the Meeting or any adjournment or adjournments thereof.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE SHAREHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY PROMPTLY.

EXCEPT AS OTHERWISE INDICATED, REFERENCES IN THIS PROXY STATEMENT TO DOLLARS OR "$" ARE UNITED STATES DOLLARS.

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 10, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, (ii) each director of the Company and director nominees, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as benefically owned by them.

Name and Address of Beneficial Owner	   Number of Shares      Percent of Class
                                      Beneficially Owned	           and Voting
                                                                     Power (1)
Amgo Investments, Inc.
1710 Rte. Transcanadienne                   4,535,000(2)                49.62%
Dorval, Quebec, Canada H9P 1H7

Stephen Altro                               5,566,983(3)                54.73%
1710 Rte. Transcanadienne
Dorval, Quebec
Canada, H9P 1H7

David Mars                                  5,566,983(4)                54.73%
1710 Rte. Transcanadienne
Dorval, Quebec
Canada H9P 1H7

Ron Goldenberg                              4,602,391(5)                50.00%
1710 Rte. Transcanadienne
Dorval, Quebec
Canada H9P 1H7

Elliot L. Bier                                147,500(6)                 1.84%
999 Boul. de Maisonneuve Quest
Montreal, Quebec
Canada H3A 3L4

James B. Rybakoff                             285,000(7)                 3.49%
780 Third Avenue
New York, NY 10017

Kam Toys & Novelty Manufacturing Ltd.       1,000,000(8)                11.25%
6F Guardforce Center
3 Hok Yueun Street East
Hunghom, Kowloon
Hong Kong

All Executive officers and                  6,854,297(9)                58.57%
directors as a group (five
persons)

(1) Computed on the basis of 7,887,986 shares of Common Stock and, with respect to those persons holding warrants or options to purchase Common Stock excercisable within sixty (60) days, the number of shares of Common Stock that are issuable upon the exercise thereof.

(2) Includes options to purchase 1,250,000 shares of Common Stock exercisable within sixty (60) days. Amgo Investments, Inc. ("Amgo") is controlled by corporations controlled by David Mars, Stephen Altro and Ron Goldenberg.

(3) Includes options to purchase 2,281,983 shares of Common Stock exercisable within sixty (60) days. Options to purchase 1,250,000 of such shares are owned of record by Amgo. Mr. Altro's interest in Amgo is owned of record by 2870304 Canada, Inc., a privately held corporation controlled by Mr. Altro, of which his wife and children, the only other shareholders of such corporation, are minority shareholders. Mr. Altro disclaims beneficial ownership of (i) 1,376,744 shares of Common Stock and options to purchase 523,750 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by Mr. Mars, (ii) 354,452 shares of Common Stock and options to purchase 135,000 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by Mr. Goldenberg and (iii) 177,060 shares of Common Stock and options to purchase 67,500 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".

(4) Includes options to purchase 2,281,983 shares of Common Stock exercisable within sixty (60) days. Options to purchase 1,250,000 of such shares are owned of record by Amgo. Mr. Mars' interest in Amgo is owned of record by 2884330 Canada, Inc., a privately held corporation controlled by Mr. Mars, of which his wife and children, the only other shareholders of such corporation, are minority shareholders. Mr. Mars disclaims beneficial ownership of (i) 1,376,744 shares of Common Stock and options to purchase 523,750 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by Mr. Altro, (ii) 354,452 shares of Common Stock and options to purchase 135,000 shares of Common Stock exercisable within sixty
(60) days owned by Amgo and beneficially owned by Mr. Goldenberg and (iii) 177,060 shares of Common Stock and options to purchase 67,500 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".

(5) Includes options to purchase 1,317,291 shares of Common Stock exercisable within sixty (60) days. Options to purchase 1,250,000 of such shares are owned of record by Amgo. Mr. Goldenberg's interest in Amgo is owned of record by 2884348 Canada, Inc., a privately held corporation controlled by Mr. Goldenberg, of which his wife, the only other shareholder of such corporation, is a minority shareholder. Mr. Goldenberg disclaims beneficial ownership of (i) 1,376,744 shares of Common Stock and options to purchase 523,750 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by Mr. Altro, (ii) 1,376,744 shares of Common
Stock and options to purchase 523,750 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by Mr. Mars and
(iii) 177,060 shares of Common Stock and options to purchase 67,500 shares of Common Stock exercisable within sixty (60) days owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".

(6) Represents options to purchase 147,500 shares of Common Stock exercisable within sixty (60) days. See "Election of Directors".

(7) Represents options and warrants to purchase 285,000 shares of Common Stock exercisable within (60) days, 275,000 of such warrants are owned of record by Akin Bay Company of which Mr. Rybakoff is a controlling member. See "Certain Transactions".

(8) Represents options to purchase 1,000,000 shares of Common Stock exercisable within sixty (60) days.

(9) See footnotes (1)-(7).

As of April 10, 1997, 4,132,118 shares of Common Stock (approximately 52.4% of the outstanding Common Stock) were owned of record by Cede & Co., a nominee of the Depository Trust Company. The Company has been advised by each of the firms which Cede & Co. indicates own more than 5% of the Common Stock that, except as set forth above, as of the most recent practical date it did not hold more than 5% of the Company's outstanding voting securities for any single person or, to its knowledge, any group.

ELECTION OF DIRECTORS
(Proposal 1)


Pursuant to the Bylaws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at five. At the Annual Meeting, action will be taken to elect a Board consisting of the five incumbent directors, Stephen Altro, David Mars, Ron Goldenberg, Elliot L. Bier and James B. Rybakoff. All directors serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify.

Each of the incumbent directors has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was selected as a director or officer of the Company.

Set forth below is the name, age, principal occupation during the past five years and other information concerning each director and nominee.

Name	                          Age	           Position with the Company
Stephen Altro	                 58	            Chairman, President and Director
David Mars	                    58	            Vice Chairman and Director
Ron Goldenberg	                41	            Vice President, Chief Financial
                                              Officer and Director
Elliot L. Bier	                47	            Director
James B. Rybakoff	             30   	         Director


Stephen Altro has been the President and a director of the Company since July 20, 1993. He has held similar positions with Grand Canada, the Company's Canadian operating subsidiary, for over 30 years. Mr. Altro co-founded Grand Canada with David Mars more than 30 years ago.

David Mars has been the Vice Chairman since 1995 and a director of the Company since July 20, 1993. He has held similar positions with Grand Canada for over 30 years. Mr. Mars co-founded Grand Canada with Stephen Altro more than 30 years ago.

Ron Goldenberg has been Vice President, Chief Financial Officer and a director of the Company since July 20, 1993. Prior to such time, he was the Vice President of Finance and Chief Financial Officer of Grand Canada for over seven years. Mr. Goldenberg is a chartered public accountant in Canada.

Elliot L. Bier has been a director of the Company since July 20, 1993. He has been a practicing attorney in Montreal for the last 19 years. He is a senior partner in Adessky Poulin, the Company's Canadian legal counsel.

James B. Rybakoff is the President of Akin Bay Company, an investment bank and brokerage firm, which Mr. Rybakoff co-founded in 1990. From 1992 to 1993 he served as an associate for Zilkha & Company, an international mergers and acquisition investment banking and strategic planning firm.

Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

Each of Messrs. Altro, Mars and Goldenberg were executive officers of Grand Group Inc., the Company's former United States Operating Company ("Grand Group"). On January 4, 1996, an order for relief under Chapter 7 of the United States Bankruptcy Code was entered against Grand Group, at which time a trustee was appointed to supervise its liquidation.

Directors do not get paid any compensation for attendance at directors' meetings or for attending or participating in any committee meetings, but are eligible to participate in the Company's Stock Option Plan.

Directors who are also officers of the Company are not paid any compensation for attendance at directors' meetings or for attending or participating in any committee meetings. Non-employee directors of the Company are compensated for their services and attendance at meetings through the automatic grant of options pursuant to the Company's Amended and Restated 1993 Stock Option Plan.

One director (Mr. Bier) who is not an employee of the Company, was granted options outside of the Company's Stock Option Plan in July 1993, January 1994 and April 1994, for the purchase of 10,000 shares of Common Stock at an exercise price of $2.25 per share, 2,500 shares of Common Stock at an exercise price of $5.22 per share and 2,500 shares of Common Stock at an exercise price of $7.00 per share, respectively. Pursuant to the Company's Stock Option Plan, Mr. Bier is automatically granted 2,500 options to purchase shares of Common Stock on a quarterly basis. The exercise prices for shares of stock granted to Mr. Bier under the Stock Option Plan range from $0.78 -
$6.37 per share. In October 1996, in consideration for assistance that Mr. Bier provided in connection with the refinancing of the Company's working capital lines of credit and other assistance that Mr. Bier provided to the Company, Mr. Bier was granted additional options to purchase Common Stock at an exercise price of $0.95 per share. The options currently are exercisable for 100,000 shares of Common Stock. However, the options are intended to be non-dilutive, representing 1.28% of the issued and outstanding Common Stock of the Company on a fully diluted basis. Accordingly, the number of shares issuable upon exercise of the options are subject to increase or decrease based upon the number of shares of the Company's Common Stock outstanding from time to time.

One director (Mr. Rybakoff) who is not an employee of the Company, was automatically granted 2,500 options to purchase shares of Common Stock on a quarterly basis. The exercise prices for shares of stock granted to Mr. Rybakoff under the Stock Option Plan range from $0.78 - $1.34. For information concerning additional compensation paid to Mr. Rybakoff or his affiliates, see "Certain Transactions".

Certain Transactions


During 1995 and 1996 Adessky Poulin, a law firm in which Mr. Bier is a partner, has provided legal services to the Company totalling $26,300 and $114,700 respectively.

On June 26, 1995, the Company entered into an agreement with Akin Bay Company, LLC ("Akin Bay") to assist it in securing a new credit facility for Grand Canada and to provide certain related financial advisory services, which agreement was amended on January 11, 1996. James Rybakoff, a director of the Company, is President and owns an 80% membership interest in Akin Bay. On March 28, 1996, Grand Canada entered into a new credit facility and Akin Bay received a fee of Canadian $175,000, of which Canadian $131,250 was paid in 1996 and the balance is due to be paid during fiscal 1997. In addition, the Company issued and delivered to Akin Bay warrants to purchase 275,000 shares of the Company's Common Stock at a price of $1.47 exercisable until March 31, 2001.

During 1996, Akin Bay wrote a research report on the Company. The Company paid Akin Bay a fee of $15,000 for such report.

The Company believes that its arrangements with Adessky Poulin and Akin Bay Company LLC were on terms comparable to those that could have been obtained from unaffiliated sources.

The Company believes that the terms of all of the transactions discussed in this section involving transactions between the Company and its affiliates were on terms comparable to those that could have been obtained from unaffiliated sources.

The Committees

The Company has an Audit Committee, a Compensation Committee, and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the usual functions of such a committee are performed by the entire Board of Directors.

Audit Committee. The functions of the Audit Committee include recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The Audit Committee, whose members are Mr. Bier and Mr. Rybakoff did not hold any meetings but took action by written consent two times during the 1996 fiscal year.

Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees. In addition, the Compensation Committee makes recommendations to the Stock Option Committee with respect to grants of options to management employees. The Compensation Committee also administers plans and programs relating to employee benefits, incentives and compensation. The Compensation Committee, whose members are Mr. Bier and Mr. Rybakoff did not hold any meetings but took action by written consent two times during the 1996 fiscal year.

Stock Option Committee. The Stock Option Committee determines the persons to whom options should be granted under the Company's Stock Option Plan and the number of options to be granted to each person. The Stock Option Committee, whose members are Mr. Bier and Mr. Rybakoff, did not hold any meetings but took action by written consent two times during the 1996 fiscal year.

Attendance at Meetings

From January 1, 1996 through December 31, 1996, there were three meetings of the Board of Directors. Each director of the Company attended all of the meetings held except for Mr. Rybakoff who was appointed after the first meeting.

Compliance on Section 16(a) of Exchange Act

The directors and executive officers of the Company, and the owners of more than ten (10%) percent of the Company's outstanding Common Stock, are required to file reports with the Securities and Exchange Commission and with NASDAQ, reporting changes in the number of shares of the Company's Common Stock beneficially owned by them and provide the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company and written representatives from the executive officers and directors, the Company believes that all reports were timely made for the year ended December 31, 1996, except that Kam Toys and Novelty Manufacturing Ltd. has not filed a report on Form 3.

Executive Officers

All of the Company's executive officers are also directors of the Company. Information with respect to such executive officers is located elsewhere in this Proxy Statement.

Key Employees

The following persons, although not executive officers of the Company, are regarded by the Company's management as key employees:

Glennis Carey has been the Director of Marketing for Grand Canada for 15 years. Prior thereto, Ms. Carey worked for Mattel International, Inc. in marketing for ten years.

Robert Herbst has been the Director of Operations for Grand Canada since April 1995. Prior to such time he worked at Grand Canada in various capacities for 19 years.

Tanya Clarke has been the Controller for Grand Canada since May 1994. Prior to such time she worked at KPMG as an auditor for three years.

Ron Oboler has been the Director of Merchandising for Grand Canada since 1992. Prior thereto, Mr. Oboler worked in the toy business in South Africa for 15 years.


Executive Compensation

The following table shows, as to the President, who is the Company's chief executive officer, and the two other executive officers other than the President whose compensation, during the year ended December 31, 1996 exceeded $100,000, information concerning compensation paid for service to the Company in all capacities during the fiscal year ended December 31, 1996, as well as total compensation paid to each such individual for the Company's two previous fiscal years (to the extent that such person was the President, as the case may be, during any part of such fiscal year). There were no other executive officers on December 31, 1996.

Summary Compensation Table

                                                          	  				Long-Term
                       Annual Compensation                 Compensation Awards
                                                Other
                                                Annual               All Other
Name and                                        Compensa-            Compensa-
Principal                    Salary   Bonus          tion    Options      tion
Position          Year          ($)     ($)           ($)        (#)       ($)
Larry Bernstein,  1996            -       -             -          -         -
President (1)	    1995       96,154       0             0    400,000         0
                  1994	           -       -             -          -         -

Stephen Altro,    1996   175,000(2)       0     22,000(5)  1,031,983     0 (7)
President	        1995   176,000(3)       0     23,000(5)          0         0
                  1994	  232,000(4)	      0     25,000(6)	         0         0

David Mars,       1996   175,000(2)       0     22,000(5)  1,031,983     0 (8)
Vice Chairman	    1995   176,000(3)       0     23,000(5)          0         0
                  1994   107,000(4)	      0     25,000(6)	         0         0

Ron Goldenberg,   1996   128,000(2)  24,000(2)   8,000(5)     67,391     0 (9)
Chief Financial   1995   129,000(3)       0      8,000(5)          0         0
Officer	          1994	  89,000(4) 	      0             0          0	        0

(1) Mr. Bernstein served as President of the Company from August 9, 1995 to September 30, 1995.

(2) Such amounts are based on an exchange rate of Canadian $1.37 to United States $1.00 (the exchange rate on December 31, 1996)

(3) Such amounts are based on an exchange rate of Canadian $1.36 to United States $1.00 (the exchange rate on December 31, 1995).

(4) Such amounts are based upon an exchange rate of Canadian $1.40 to United States $1.00 (the exchange rate on December 31, 1994).

(5) Other Annual Compensation for each of Messrs. Altro and Mars consists of $11,000 ($12,000 in 1995) for car lease payments and $11,000 for annual country club dues. Other annual compensation for Mr. Goldenberg consists of car lease payments.

(6) The $25,000 of Other Annual Compensation for each of Messrs. Altro and Mars in 1994 consists of $14,000 for car lease payments and $11,000 for annual country club dues. (Other than as disclosed herein, no perquisites or other personal benefits, securities, or property were given to such persons in such year that exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named).

(7) This amount does not reflect special awards and payments Mr. Altro was entitled to receive under Mr. Altro's employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $523,250 as of December 31, 1996.

(8) This amount does not reflect special awards and payments Mr. Mars was entitled to receive under Mr. Mars' employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $523,250 as of December 31, 1996.

(9) This amount does not reflect special awards and payments Mr. Goldenberg was entitled to receive under Mr. Goldenberg' employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $382,720 as of December 31, 1996.

Option Grants in Fiscal 1996

The following table sets forth further information regarding the stock option grants pursuant to the Company's Stock Option Plan during fiscal 1996 to the officers named in the Summary Compensation Table above.


                                     % of Total
                                        Options   Exercise or
                       Options       granted to    Base Price       Expiration
Name                   Granted(#)  Employees in        ($/Sh)             Date
                                    Fiscal 1996
Stephen Altro	      	1,031,983	            46.6	         1.53    	May 28, 2006
David Mars		         1,031,983	            46.6	         1.53	    May 28, 2006
Ron Goldenberg		        42,391	             1.9	         1.53	    May 28, 2006
Ron Goldenberg	         25,000	             1.1	         1.50	    May 14, 2006

All of the Options granted to Messrs. Altro and Mars and 42,391 of the options granted to Mr. Goldenberg during 1996 were granted independent of the Company's stock option plans. The options were granted to compensate Messrs. Mars, Altro and Goldenberg for personally guaranteeing an aggregate of $2,400,000 of Grand Canada's credit agreement with its former lender and providing $1,400,000 of cash collateral in support of the same, and for certain other guarantees made by Messrs. Altro and Mars on Behalf of the Company and its subsidiaries. The two disinterested directors of the Company determined that these financial accommodations had a value of approximately $1,957,000 and that the options represented fair and reasonable compensation for them.
The options issued to Messrs. Altro, Mars and Goldenberg are intended to be non-dilutive, representing 11.81%, 11.81% and .54%, respectively, of the issued and outstanding Common Stock of the Company on a fully diluted basis. Accordingly, the number of shares issuable upon exercise of the options represented in the foregoing table are subject to increase or decrease based upon the number of shares of the Company's Common Stock outstanding from time to time.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information concerning the exercise of options by each of the officers listed in the Summary Compensation Table above during fiscal 1996, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996, as determined by the closing price of the Company's Common Stock on that date as reported by Nasdaq.

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

Aggregated Option Exercises in Fiscal 1996 and December 31, 1996 Option Values

                                               Number of   Value of Unexercised
                                     Unexercised Options  In-the-Money Options
                Shares Ac-  Value  at Fiscal Year-End(#) at Fiscal Year-end($)
Name             quired On  Real-    Exercisable/Unexer- Exercisable /Unexer-
               Exercise(#)  ized$(1)             cisable               cisable
Stephen Altro 	          0	        0	1,555,733	        0	 0	                0
David Mars	              0	        0	1,555,733	        0	 0	                0
Ron Goldenberg 	         0	        0	  202,391	        0	 0	                0

(1) "Value Realized" represents the fair market value of the shares of Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option.


Employment Agreements

Stephen Altro

The Company has entered into a three-year employment agreement with Mr.
Altro, expiring on October 31, 1998.  Pursuant to such agreement, Mr. Altro is employed as President of the Company, and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Altro's employment agreement, the Company agreed to pay Mr. Altro a base salary of Canadian
$240,000 (approximately U.S. $175,000 as of December 31, 1996).   Such
employment agreement also provides that Mr. Altro will be entitled to increase in compensation and bonus payments at such time and in the amounts determined by the compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr. Altro. The employment agreement further provides that Mr. Altro is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause.
The employment agreement also provides that if within 24 months following a change in control of the Company, Mr. Altro's employment is terminated, he would be entitled to receive an amount equal to 2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Altro if within 24 months after such change in control he determines in good faith that there has occured an adverse change with respect to the terms of his employment.

David Mars

The Company has entered into a three-year employment agreement with Mr. Mars, expiring on October 31, 1998. Pursuant to such agreement, Mr. Mars is employed as Vice Chairman of the Company, and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Mars employment agreement, the Company agreed to pay Mr. Mars a base salary of Canadian
$240,000 (approximately U.S. $175,000 as of December 31, 1996).   Such
employment agreement also provides that Mr. Mars will be entitled to increase in compensation and bonus payments at such time and in the amounts determined by the Compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr. Mars. The employment agreement further provides that Mr. Mars is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause.
The employment agreement also provides that if within 24 months following a change in control of the Company, Mr. Mars employment is terminated, he would be entitled to receive an amount

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

equal to 2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Mars if within 24 months after such change in control he determines in good faith that there has occured an adverse change with respect to the terms of his employment.

Mr. Goldenberg

The Company has entered into a three-year employment agreement with Mr. Goldenberg, expiring on October 31, 1998. Pursuant to such agreement, Mr. Goldenberg is employed as Vice President and Chief Financial Officer of the Company and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Goldenberg's employment agreement, the Company agreed to pay Mr. Goldenberg a base salary of Canadian $175,000 (approximately U.S.
$128,000 as of December 31, 1996).   Such employment agreement also provides
that Mr. Goldenberg will be entitled to increase in compensation and bonus payments at such time and in the amounts determined by the Compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr.
Goldenberg. The employment agreement further provides that Mr. Goldenberg is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause. The employment agreement also provides that if within 24 months following a change in control of the Company Mr. Goldenberg's employment is terminated, he would be entitled to receive an amount equal to 2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Goldenberg if within 24 months after such change in control he determines in good faith that there has occured an adverse change with respect to the terms of his employment.



Employment Benefit Plans

The Company has group insurance plans available to its Canadian employees that provide life insurance, dental, medical, long-term disability and vision care coverage to the employee and his or her dependents. The cost of the plan is shared by the Company and the employee equally. The Company also has a group retirement savings plan for its Canadian employees. The Company contributes to this plan the lesser of (a) 50% of the employee's contribution to the plan; (b) 3% of the employee's gross earnings; or (c) Canadian $3,000.



RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
 (Proposal 2)

Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors of the Company has selected the firm of KPMG, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 1997, subject to ratification by the shareholders. KPMG served as the Company's independent auditors during 1996. If the appointment of the firm of KPMG is not approved or if that firm shall decline to act or their employment is otherwise discontinued, The Board of Directors will appoint other independent auditors. Representatives of KPMG are not expected to be present at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG.

Other Matters

The Company's 1996 Annual Report is being mailed to shareholders contemporaneously with this Proxy Statement. The Company knows of no other matters to be brought before the Meeting. If other matters should properly come before the Meeting, proxies will be voted on such matters in accordance with the best judgement of the persons appointed by the proxies.

The Company will bear all costs in connection with the solicitation of proxies for the Meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others will, at their request, be reimbursed for their out-of-pocket expenses and reasonable clerical expenses. In addition to the use of the mails, solicitation may be made by employees of the Company personally or by mail or telephone to the extent necessary in order to assure sufficient representation. No outside proxy solicitation firm is expected to be employed by the Company in respect of the Meeting as of the date of this Proxy Statement.


Shareholder Proposals for the 1998 Annual Meeting

Shareholder proposals for the 1998 Annual Meeting must be received by the Company at its principal executive offices set forth above not later than December 23, 1997 in order to be included in the Company's proxy materials.


By order of the Board of Directors







RON GOLDENBERG
Secretary

Dated:  April 22, 1997

PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY

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